Exhibit 99.1

Palomar Holdings, Inc. Reports Second Quarter 2019 Results

La Jolla, CA,  August 12,  2019 – Palomar Holdings, Inc. (NASDAQ:PLMR)  (“Palomar” or the “Company”)  reported  net income of $6.7 million, or $0.30 per diluted share, for the second quarter of 2019 compared to net income of $6.9 million,  or $0.41 per diluted share, for the second quarter of 2018.

Adjusted net income(1) was $8.0 million, or $0.36 per diluted share, for the second quarter of 2019  as compared to $6.9 million, or  $0.41 per diluted share, for the second quarter of 2018.  Adjusted net income for the second quarter of 2019 excludes certain expenses related to the Company’s initial public offering (“IPO”),  tax restructuring, stock-based compensation, and $1.3 million of expenses associated with the retirement of debt, including the tax impact of those expenses.  There were no adjustments to net income for the second quarter of 2018.

Second Quarter 2019 Highlights

•Gross written premiums  increased by 56.2%  to $58.3  million compared to $37.3 million in the second quarter of 2018

•Net income of $6.7 million compared to net income of $6.9 million in the second quarter of 2018

•Adjusted net income(1) increased by 15.4% to $8.0 million compared to $6.9 million in the second quarter of 2018

•Total loss ratio of 2.8%  compared to 4.0%  in the second quarter of 2018

•Combined ratio of 69.2%  compared to 65.1%  in the second quarter of 2018

•Adjusted combined ratio(1) of 63.8%, compared to 65.1%  in the second quarter of 2018

•Annualized return on equity of 17.8%

•Annualized adjusted return on equity(1) of 21.2%

(1)See discussion of “Non-GAAP and Key Performance Indicators” below.

“We are pleased with our second quarter results, highlighted by gross written premium growth of 56.2%, year over year, driven by strong performance across all of our product lines.  Additionally, we successfully renewed $470 million of our core reinsurance program at June 1, 2019 and purchased $200 million of incremental limit at the top of our reinsurance tower,  expanding our coverage for earthquake events up to $1.05 billion.  We continue to pursue what we believe is a substantial market opportunity while maintaining a thoughtful and conservative risk transfer strategy. Our retention remains at $5.0 million per earthquake or wind event, which not only provides loss protection but also strong visibility into our earnings,” commented Mac Armstrong, Chief Executive Officer and Founder.  “Our core products continued to demonstrate high retention, improving pricing trends, and strong new business activity. In addition, we maintained our focus on developing innovative products that address underserved markets and saw increasing contributions from several of our newer product offerings including our recently launched Inland Marine and Assumed Reinsurance divisions.  Looking forward, we believe we are well positioned for growth as we continue to scale our existing lines of business, introduce new products and expand our geographic footprint.”

Underwriting Results

Gross written premiums increased  56.2%  to $58.3 million compared to $37.3 million in the second quarter of 2018.   Net earned premiums increased  27.0% compared to the prior year’s second quarter. This increase was primarily due to the increase in gross written premiums offset by ceded written premiums under reinsurance agreements.  Underwriting income(1) was $7.2 million resulting in a combined ratio of 69.2% compared to underwriting income of $6.4 million and a combined ratio of 65.1%  during the same period last year.  The second quarter combined ratio includes expenses related to the Company’s IPO, tax restructuring, stock-based compensation, and $1.3 million of expenses associated with the retirement of debt.  Excluding those items the Company’s adjusted combined ratio(1) was 63.8% in the quarter compared to 65.1% in the same period in 2018.  Additionally, the Company’s adjusted net income(1) during the quarter increased by 15.4% to $8.0 million compared to $6.9 million in last year’s second quarter.

Investment Results

Net investment income increased by 103.4%  to $1.5 million compared to $0.7 million in the prior year’s second quarter.  The year over year increase was primarily due to interest income generated by the proceeds received in Company’s IPO.  Funds are generally invested conservatively in high quality securities, including government agency, asset and mortgage-backed securities, municipal and corporate bonds with an average credit quality of "AA." The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 3.90 years at June 30, 2019. Cash and invested assets totaled $245.3 million at June 30, 2019.  During the second quarter, the Company recognized realized and unrealized gains of $0.5 million related to its investment portfolio as compared to $0.3 million in last year’s second quarter.

Tax Rate

The effective tax rate for the three months ended June 30, 2019 was 21.1% compared to 0.0% for the three months ended June 30, 2018. The change in the effective tax rate for the three months ended June 30, 2019 compared to the prior-year period was due to the tax restructuring of the Company prior to the IPO, resulting in all operations of the Company being taxable in the U.S.  Prior to the tax restructuring the Company’s Bermuda operations were not subject to U.S. tax,  thus the overall effective tax rate was lower in 2018.

Stockholders’ Equity and Returns

Stockholders' equity was $199.6 million at June 30, 2019, compared to $96.3 million at December 31, 2018.  For the three months ended June 30, 2019,  the Company’s annualized return on equity was 17.8% which compares to 32.1% for the same period last year. Over the same period, annualized adjusted return on equity decreased to 21.2% from 32.1%. The decrease in adjusted return on equity was due primarily to the proceeds from the Company’s IPO increasing the average stockholders’ equity balance during the period.

Conference Call

As previously announced, Palomar will host a conference call August 13, 2019, to discuss its second quarter 2019 results at 12:00 p.m. (Eastern Time). The conference call can be accessed by dialing 1-877-423-9813 (domestic) or 1-201-689-8573 (international) and asking for the Palomar Second Quarter 2019 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13693238. The telephonic replay will be available until 11:59 pm (Eastern Time) on August 20, 2019.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at http://ir.palomarspecialty.com/.  The online replay will remain available for a limited time beginning immediately following the call.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the ultimate parent and insurance holding company of its operating subsidiaries, Palomar Specialty Insurance Company and Palomar Specialty Reinsurance Company Bermuda Ltd. Palomar is an innovative insurer that focuses on the provision of specialty property insurance for residential and commercial clients.  Palomar’s underwriting and analytical acumen allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, wind and flood insurance. Based in La Jolla, California, the company is an admitted carrier in 26 states. Palomar Specialty Insurance Company has an A.M. Best financial strength rating of “A-” (Excellent) FSC VIII. To learn more about us, visit www.palomarspecialty.com.

Non-GAAP and Key Performance Indicators

Palomar discusses certain key performance indicators, described below, which provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance.

Underwriting revenue is a non‑GAAP financial measure defined as total revenue, excluding net investment income and net realized and unrealized gains and losses on investments. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of total revenue to underwriting revenue in accordance with GAAP.

Underwriting income is a non‑GAAP financial measure defined as income before income taxes excluding net investment income, net realized and unrealized gains and losses on investments and interest expense. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of income before income taxes to underwriting income in accordance with GAAP.

Adjusted net income is a non‑GAAP financial measure defined as net income excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. Palomar calculates the tax impact only on adjustments which would be included in calculating the Company’s income tax expense using the effective tax rate at the end of each period. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of net income to adjusted net income in accordance with GAAP.

Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Adjusted return on equity is a non‑GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of return on equity to adjusted return on equity in accordance with GAAP.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses, to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of underwriting, acquisition and other underwriting expenses net of commission and other income to net earned premiums.

Combined ratio is defined as the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Adjusted Combined ratio is a non‑GAAP financial measure defined as the sum of the loss ratio and the expense ratio calculated excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of combined ratio to adjusted combined ratio in accordance with GAAP.

Tangible stockholders’ equity is a non‑GAAP financial measure defined as stockholders’ equity less intangible assets. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of stockholders’ equity to tangible stockholders’ equity in accordance with GAAP.

Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations

1-619-771-1743

investors@palomarspecialty.com

Source: Palomar Holdings, Inc.

Summary of Operating Results

The following table summarizes the Company’s results for the three months ended June 30, 2019 and 2018:

	Three months ended
	June 30,			Percent
	2019	2018	Change	Change
	($in thousands)
Revenue:
Gross written premiums	$58,346	$37,342	$21,004	56.2%
Ceded written premiums	(24,632)	(26,674)	2,042	(7.7)%
Net written premiums	33,714	10,668	23,046	216.0%
Net earned premiums	23,208	18,279	4,929	27.0%
Commission and other income	721	629	92	14.6%
Total underwriting revenue(1)	23,929	18,908	5,021	26.6%
Losses and loss adjustment expenses	643	732	(89)	(12.2)%
Acquisition expenses	8,971	7,450	1,521	20.4%
Other underwriting expenses	7,165	4,339	2,826	65.1%
Underwriting income(1)	7,150	6,387	763	11.9%
Interest expense	(639)	(434)	(205)	47.2%
Net investment income	1,483	729	754	103.4%
Net realized and unrealized gains on investments	493	255	238	93.3%
Income before income taxes	8,487	6,937	1,550	22.3%
Income tax expense	1,789	3	1,786	NM
Net income	$6,698	$6,934	$(236)	(3.4)%
Adjustments:
Expenses associated with IPO and tax restructuring	50	—	50	NM
Stock-based compensation expense	306	—	306	NM
Expenses associated with retirement of debt	1,297	—	1,297	NM
Tax impact	(349)	—	(349)	NM
Adjusted net income(1)	$8,002	$6,934	$1,068	15.4%
Key Financial and Operating Metrics
Annualized return on equity	17.8%	32.1%
Annualized adjusted return on equity(1)	21.2%	32.1%
Loss ratio	2.8%	4.0%
Expense ratio	66.4%	61.1%
Combined ratio	69.2%	65.1%
Adjusted combined ratio(1)	63.8%	65.1%
NM- Not Meaningful

(1)- Indicates Non-GAAP financial measure- see above for definition of Non-GAAP financial measures and see below for reconciliation of Non-GAAP financial measures to their GAAP equivalents.

Condensed Consolidated Balance sheets

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except shares and par value data)

	June 30,	December 31,
	2019	2018
	(unaudited)
Assets
Investments:
Fixed maturity securities available for sale, at fair value (amortized cost: $202,437 in 2019; $122,949 in 2018)	$208,061	$122,220
Equity securities, at fair value (cost: $21,563 in 2019; $27,188 in 2018)	22,368	25,171
Total investments	230,429	147,391
Cash and cash equivalents	14,405	9,525
Restricted cash	476	399
Accrued investment income	1,310	734
Premium receivable	33,878	18,633
Deferred policy acquisition costs	19,077	14,052
Reinsurance recoverable on unpaid losses and loss adjustment expenses	13,202	11,896
Reinsurance recoverable on paid losses and loss adjustment expenses	3,427	2,666
Prepaid reinsurance premium	22,467	18,284
Prepaid expenses and other assets	9,127	5,863
Property and equipment, net	886	947
Intangible assets	744	744
Total assets	$349,428	$231,134
Liabilities and stockholders' equity
Liabilities:
Accounts payable and other accrued liabilities	$9,732	$9,245
Reserve for losses and loss adjustment expenses	14,630	16,061
Unearned premiums	103,394	79,130
Ceded premium payable	16,927	10,607
Funds held under reinsurance treaty	1,729	720
Income and excise taxes payable	3,322	—
Deferred tax liabilities, net	58	—
Long-term notes payable	—	19,079
Total liabilities	149,792	134,842
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 and 0 shares authorized as of June 30, 2019 and December 31, 2018, respectively, 0 shares issued and outstanding as of June 30, 2019 and December 31, 2018	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 23,468,750 and 17,000,000 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	2	2
Additional paid-in capital	179,189	68,498
Accumulated other comprehensive income (loss)	4,922	(563)
Retained earnings	15,523	28,355
Total stockholders' equity	199,636	96,292
Total liabilities and stockholders' equity	$349,428	$231,134

Condensed Consolidated Income Statement

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended
	June 30,
	2019	2018
Revenues:
Gross written premiums	$58,346	$37,342
Ceded written premiums	(24,632)	(26,674)
Net written premiums	33,714	10,668
Change in unearned premiums	(10,506)	7,611
Net earned premiums	23,208	18,279
Net investment income	1,483	729
Net realized and unrealized gains on investments	493	255
Commission and other income	721	629
Total revenues	25,905	19,892
Expenses:
Losses and loss adjustment expenses	643	732
Acquisition expenses	8,971	7,450
Other underwriting expenses (includes stock-based compensation of $306 and 0, respectively)	7,165	4,339
Interest expense	639	434
Total expenses	17,418	12,955
Income before income taxes	8,487	6,937
Income tax expense	1,789	3
Net income	6,698	6,934
Other comprehensive income, net:
Net unrealized gains (losses) on securities available for sale for the three months ended June 30, 2019 and 2018 respectively	3,298	(91)
Net comprehensive income	$9,996	$6,843
Per Share Data:
Basic earnings per share	$0.30	$0.41
Diluted earnings per share	$0.30	$0.41

Weighted-average common shares outstanding:
Basic	21,975,962	17,000,000
Diluted	22,105,009	17,000,000

Underwriting Segment Data

The Company has a single reportable segment and offers primarily earthquake, wind, and flood insurance products. Gross written premiums (GWP) by product are presented below:

	Three Months Ended June 30,
	2019		2018
	($in thousands)
		% of		% of
	Amount	GWP	Amount	GWP
Product
Residential Earthquake	$29,987	51.4%	$19,872	53.2%
Specialty Homeowners	8,646	14.8%	7,579	20.3%
Commercial Earthquake	8,085	13.8%	4,382	11.7%
Commercial All Risk	7,288	12.5%	2,982	8.0%
Hawaii Hurricane	2,675	4.6%	2,012	5.4%
Flood	1,271	2.2%	515	1.4%
Other	394	0.7%	—	—%
Total Gross Written Premiums	$58,346	100%	$37,342	100%

Reconciliation of Non‑GAAP Financial Measures

For the three months ended June 30, 2019 and 2018, the Non-GAAP financial measures discussed above reconcile to their respective GAAP measures as follows:

Underwriting revenue

	Three Months Ended
	June 30,
	2019	2018
	(in thousands)
Total revenues	$25,905	$19,892
Net investment income	1,483	729
Net realized and unrealized gains on investments	493	255
Underwriting revenue	$23,929	$18,908

Underwriting income

	Three Months Ended
	June 30,
	2019	2018
	(in thousands)
Income before income taxes	$8,487	$6,937
Net investment income	1,483	729
Net realized and unrealized gains on investments	493	255
Interest expense	(639)	(434)
Underwriting income	$7,150	$6,387

Adjusted net income

	Three months ended
	June 30,
	2019	2018
	(in thousands)
Net income	$6,698	$6,934
Adjustments:
Expenses associated with IPO and tax restructuring	50	—
Stock based compensation expense	306	—
Expenses associated with retirement of debt	1,297	—
Tax impact	(349)	—
Adjusted net income	$8,002	$6,934

Annualized adjusted return on equity

	Three Months Ended
	June 30,
	2019	2018
	($in thousands)

Annualized adjusted net income	$32,008	$27,736
Average stockholders’ equity:	$150,773	$86,528
Annualized adjusted return on equity	21.2%	32.1%

Adjusted combined ratio

	Three Months Ended
	June 30,
	2019	2018
	($in thousands)
Numerator: Sum of losses, loss adjustment expenses, underwriting, acquisition and other underwriting expenses, net of commission and other income	$16,058	$11,892
Denominator: Net earned premiums	$23,208	$18,279
Combined ratio	69.2%	65.1%
Adjustments to numerator:
Expenses associated with IPO and tax restructuring	$(50)	$—
Stock based compensation expense	(306)	—
Portion of expenses associated with retirement of debt classified as other underwriting expenses	(897)	—
Adjusted combined ratio	63.8%	65.1%

Tangible Stockholders’ equity

	Period Ended
	June 30,	December 31,
	2019	2018
	(in thousands)
Stockholders' equity	$199,636	$96,292
Less: Intangible assets	(744)	(744)
Tangible stockholders' equity	$198,892	$95,548